                                                                    EXHIBIT 99.1



                        [WONG BROTHERS & CO. LETTERHEAD]



Our Ref: M181/PK/1b.6                                               17 June 1996



The Members of Marchon Toys Limited


c/o Marchon Toys Limited


(A wholly owned subsidiary of


  Empire of Carolina, Inc.)


Unit 3804, 38/F


Wharf Cable Tower


9 Hoi Shing Road Truan Wan


New Territories


Hong Kong



Dear Sirs,



AUDIT ON FINANCIAL STATEMENTS FOR THE YEAR ENDED


31 DECEMBER 1993



As requested, we would like to confirm that our firm served as auditors of Marchon Toys Limited for the year ended 31 December 1993. In connection with such engagement, we rendered our audit report on those financial statements of 29 March 1994. Our report is quoted below:



"We have audited the financial statements on pages 4 to 12 in accordance with Auditing Standards.



In our opinion the financial statements give a true fair view of the state of affairs of the Company at 31 December 1993 and of its profit and cash flows for the year then ended and have been properly prepared in accordance with the Companies Ordinance".



In relation to the above report the financial statements refer to the financial statements of Marchon Toys Limited for the year ended 31 December 1993. We would like to confirm that our audit has been conducted in accordance with Auditing Standards applicable in Hong Kong. As related to the above financial statements, there are no material differences between the accounting principles comprehended by the Companies Ordinance, and those generally accepted in the United States of America.



Yours faithfully,



WONG BROTHERS & CO.



Wong Brothers & Co.